FOR IMMEDIATE RELEASE

Contact:
Don Duffy or Brian Prenoveau, CFA
Integrated Corporate Relations
(203) 682-8200

NYFIX REPORTS UNAUDITED DIVISIONAL REVENUES FOR THE THREE MONTHS
AND NINE MONTHS ENDED SEPTEMBER 30, 2006

OVERALL REVENUES UP 10% OVER Q305 AND Q206

UPDATE ON ACCOUNTING RESTATEMENTS

New York, NY December 28, 2006: NYFIX, Inc. (Pink Sheets: NYFX). NYFIX, a leader in technology solutions for the financial marketplace, announced today its divisional revenues for the three months and nine months ended September 30, 2006, information on certain costs and an update on accounting restatements.

NYFIX cautions that the financial information noted below is unaudited and such amounts may differ from those included in quarterly and annual SEC filings. Due to its continuing evaluation of its accounting for historical stock-based compensation, NYFIX is not able to provide full results in accordance with GAAP at this time. The Company will provide detailed results once this evaluation has been completed.

Unaudited Revenues for the Three Months Ended September 30, 2006

Revenues for the three months ended September 30, 2006 were $25.2 million, an increase of 10% over the $22.9 million of revenues for the same period in 2005 and a 10% increase over the $23.0 million of revenues for the three months ended June 30, 2006. Revenues from the Company’s three operating divisions were as follows:

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	Three Months Ended September 30,
(in millions)	2006	2005

FIX Network	$12.6	$10.4
OMS	$4.6	$5.8
Transaction Services	$8.0	$6.7

Total Revenues (unaudited)	$25.2	$22.9

Unaudited Revenues for the Nine Months Ended September 30, 2006

Revenues for the nine months ended September 30, 2006 were $71.9 million, an increase of 9% over the $65.8 million of revenues for the nine months ended September 30, 2005. Revenues from the Company’s three operating divisions were as follows:

	Nine Months Ended September 30,
(in millions)	2006	2005

FIX Network	$35.1	$28.8
OMS	$14.5	$17.7
Transaction Services	$22.3	$19.3

Total Revenues (unaudited)	$71.9	$65.8

As a result of the previously announced sale of the Company’s NYFIX Overseas, Inc. subsidiary, the previously reported revenues for the OBMS Division are now being reflected on a historical basis, net in discontinued operations. NYFIX previously announced an expected gain as a result of this sale in excess of $4.5 million, pending the final outcome of a working capital adjustment.

Certain Unaudited Costs for the Three Months and Nine Months Ended September 30, 2006

For the three months ended September 30, 2006, NYFIX incurred costs of $1.9 million related to the SEC investigation, the financial restatements and related litigation and other regulatory inquiries, bringing the total of such costs for the nine months ended September 30, 2006 to $9.6 million. NYFIX also expects to report a restructuring charge during the three months ended September 30, 2006 of $2.1 million relating to the relocation of its Stamford, CT operations to Wall Street in New York City. This cost primarily consists of the difference between the fair value of lease payments NYFIX is committed to make and the fair value of sublease payments it expects to receive through 2015 on office space previously occupied.

Update on Accounting Restatements

In a press release issued on June 29, 2006, NYFIX announced the expected amounts of a number of accounting restatements for inclusion in its upcoming 2005 Form 10-K. Also in that

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release, NYFIX discussed the ongoing evaluation of its internal review of historical stock-based compensation. Based on the Company’s interpretation of guidance recently issued by the SEC, the restatement for non-cash stock-based compensation to be included in the 2005 Form 10-K is expected to be between $35 million and $40 million, which would bring cumulative stock-based compensation, including the approximate $17 million in the restatement included in the 2004 Form 10-K, to between $52 million and $57 million. The substance of this cumulative charge affects periods prior to 2004. NYFIX has identified additional restatement items not previously disclosed that it expects to include in its 2005 Form 10-K. These additional items would not impact the Company's historical results of operations.

NYFIX also expects to include a significant number of material weaknesses in its assessment of internal controls over financial reporting in its 2005 Form 10-K.

As NYFIX does not expect to have its filings current, including the filing of the September 30, 2006 10-Q by year-end, it anticipates a fourth quarter 2006 charge of $631,000 related to the registration rights agreement from the $12.6 million private placement closed in July 2006.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and, through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London's Financial District and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation: the ability of the Company to market and develop its products; the ability of the Company to achieve and manage its strategic initiatives; the effect of increased competition; economic, political and market conditions and fluctuations; the impact of accounting for stock-based compensation or other matters; and ongoing regulatory investigations and other factors described from time to time in the Company's Form 10-K and periodic reports filed with the U.S. Securities and Exchange Commission. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

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